EXHIBIT 99.1

Press Release dated January 15, 2003

For Information Contact
At Greater Bay Bancorp:	At FRB | Weber Shandwick:
David L. Kalkbrenner, President & CEO (650) 614-5767 Steven C. Smith, EVP, CFO and CAO (650) 813-8222	James Hoyne (analyst contact) (310) 407-6546

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP COMMENTS

ON REGULATORY NOTICE

PALO ALTO, Calif. — January 15, 2003 — Greater Bay Bancorp (Nasdaq: GBBK), a financial services holding company, announced that it received a notice from the Board of Governors of the Federal Reserve System requiring the Company to enhance management oversight of its Enterprise Wide Risk Management program while ensuring that all required actions are completed. This notice follows the completion of the most recent regulatory examinations of the Company and its subsidiary banks. The Company is preparing a corrective action plan, which will be incorporated into a cure agreement with the Federal Reserve Board.

According to David L. Kalkbrenner, president and chief executive officer, the action plan will include enhancements to policies, procedures, and management strength relating to liquidity, interest rate risk sensitivity, credit risk management, and compliance. “We have already dedicated significant time and resources to addressing these items and expect to complete the corrective action plan in a timely manner,” said Kalkbrenner.

“While the issues raised in the Federal Reserve Board notice cover important operating and compliance matters,” said Kalkbrenner, “we do not anticipate that addressing these issues will have any measurable effect on our operating results. Moreover, we consider it significant that capital levels and our allowance for loan and lease losses were deemed to be satisfactory. In addition, no material changes in loan classifications were indicated as a result of the examination.”

The Company commented that the agreement would require enhancements in management processes and oversight in the following areas. Liquidity management will be augmented by enhancing the stress testing and measuring of the liquidity position under various scenarios and by developing a more detailed monitoring system for individual bank deposit and loan flows. The Company will perform additional stress testing of its interest rate risk sensitivity under best case and worst case scenarios, will enhance the testing of its core deposit life assumptions, and will review the risk limits established. In the area of credit risk management, the Company will enhance commercial real estate concentration limits, improve the documentation supporting the allowance for loan and lease losses and strengthen systems relating to the loan policy. The Company will also enhance the processes for identifying and monitoring legal risks to ensure future compliance with all applicable laws and regulations, including the Bank Secrecy Act and anti-money laundering laws.

The Company became a financial holding company on February 1, 2002, which permits the Company to engage in activities that are “financial in nature” as determined by federal regulation. To maintain its financial holding company status, the Company must complete the corrective action within 180 days from the date of receipt of the notice or such additional time as the Federal Reserve Board may permit. During this period, the Company may not engage in new financial holding company activities or acquire certain non-bank subsidiaries without the prior written approval of the Federal Reserve Board. If the corrective action is not completed within the relevant time period, the Federal Reserve Board could require the Company to engage only in activities permissible for bank holding companies. Additional information about the Company’s financial holding company status is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 under the heading “Supervision and Regulation.”

Safe Harbor
Certain matters discussed in this press release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such, may involve risks and uncertainties. These forward looking statements relate to the impact of the legal, regulatory and supervisory matters discussed above and the Company’s proposed response to such matters. In addition to factors mentioned in the Company’s publicly available filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, certain factors which could cause actual results to differ materially from the forward looking statements include: (i) the Company’s failure to satisfy the requirements of any supervisory letter or related agreements, or inability to address the deficiencies referred to therein and (ii) further supervisory or enforcement actions of government agencies relating to the Company’s consolidated operations.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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